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                                                                   EXHIBIT 99-17

                   EIGHTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                           THE DETROIT EDISON COMPANY

      THIS EIGHTH AMENDMENT, dated as of the first day of February 2000, by and between Fidelity Management Trust Company (the "Trustee") and The Detroit Edison Company (the "Sponsor");

                                   WITNESSETH:

      WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated June 30, 1994, as amended with regard to The Detroit Edison Savings & Investment Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, and The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America (collectively and individually, the "Plan"); and

      WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof to add new services effective February 1, 2000 and to make certain other changes to the Trust Agreement to accurately reflect the recordkeeping services currently being provided by the Trustee which were added or changed on a prior date as agreed to by the parties;

      NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1) Amending Section 5(f) Participant Loans, by adding a new subsection (f-1) Loans for the Purchase of a Primary Residence, as follows:

      (f-1) Loans for the Purchase of a Primary Residence. The Administrator shall act as the Trustee's agent for the purpose of holding all trust investments in participant loan notes and related documentation and as such shall (i) hold physical custody of and keep safe the notes and other loan documents, (ii) separately account for repayments of such loans and clearly identify such assets as Plan assets, (iii) collect and remit all principal and interest payments to the Trustee, and (iv) cancel and surrender the notes and other loan documentation when a loan has been paid in full. To originate a participant loan, the Plan participant shall direct the Trustee as to the type of loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone or electronic system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the participant's account, the amount available for the loan. Based on the interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall forward the loan document to the participant for execution and submission for approval to the Administrator. The Administrator shall have the responsibility for approving the loan

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and instructing the Trustee to send the loan proceeds to the Administrator or to the participant if so directed by the Administrator. In all cases, approval or disapproval by the Administrator shall be made within thirty (30) days of the participant's initial request (the origination date).

(2)   Amending Schedule "A", as follows:

      Deleting the Fidelity U.S. Equity Index Portfolio from the "investment options" section and replacing it with Spartan(R) U.S. Equity Index Fund.

      Adding the following services to the list in the "Other" section;

      - Enroll new participants via telephone; provide confirmation of enrollment within five (5) calendar days of the request.

      - Minimum Required Distributions: Monitor and process required minimum distribution amounts (MRD) as follows: the Trustee will notify the
            (MRD) participant and, upon notification from the MRD participant, will use the MRD participant's information to process their distributions. If the MRD participant does not respond to the Trustee's notification, the Sponsor directs the Trustee to automatically begin the required distributions for the participant.

      - Effective February 1, 2000, Change of Address by Telephone: The Trustee shall allow terminated and retired participants to make address changes via Fidelity's toll-free telephone service.

(3) Amending Schedule "B", by adding a "Minimum Required Distribution" section and by restating the "Non-Fidelity Mutual Funds" section, in its entirety, as follows:

      Minimum Required Distribution:             Waived.

      Non-Fidelity Mutual Funds:                 Non-Fidelity Mutual Fund
                                                 vendors shall pay service fees
                                                 directly to Fidelity
                                                 Institutional Retirement
                                                 Services Company equal to a
                                                 percentage (generally 25 or 35
                                                 basis points) of plan assets
                                                 invested in such Non-Fidelity
                                                 Mutual Funds.

(4)   Restating Schedule "H" in its entirety, as attached hereto.

      IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Eighth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

THE DETROIT EDISON COMPANY                  FIDELITY MANAGEMENT TRUST
                                            COMPANY

By: /s/ Darrell K. Ferrell  01-19-2000        By: /s/ Carolyn Redden  01-28-2000
    ----------------------  ----------            ------------------  ----------
    Darrell K. Ferrell      Date                  Carolyn Redden      Date
                                                  Vice President

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                                  Schedule "H"

                              WITHDRAWAL HIERARCHY

In accordance with Section 4(b) the Named Fiduciary directs the Trustee to employ the hierarchy set forth in the Plan Administrative Manual when withdrawing funds from a Plan Participant's account.

Monies will be redeemed pro-rata amongst the funds in a Plan Participant's account within the hierarchy of sources as set forth in the Plan Administrative Manual.

THE DETROIT EDISON COMPANY

By /s/ Darrell K. Ferrell
   ----------------------------------
   Darrell K. Ferrell      Date
                           01-20-2000

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